Exhibit 4.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:59 PM 06/10/2008
FILED 12:38 PM 06/10/2008
SRV 080678168–2211104 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION OF

LAPOLLA INDUSTRIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: Pursuant to Section 228 of the Delaware General Corporation Law, as amended, and Article I, Section 7 of LaPolla Industries, Inc.’s Bylaws, the Board of Directors unanimously resolved and duly adopted a proposed amendment to the Restated Certificate of Incorporation, as it has been amended from time to time, of said corporation, declaring said amendment to be advisable and for consideration thereof. The proposed amendment is as follows:

RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by changing the Article and Section thereof numbered "FOURTH", Section "A", so that, as amended, said Article's Section shall be and read as follows:

"FOURTH: Capital Stock. A. The total number of shares of stock which the Corporation shall have the authority to issue is One Hundred Million (100,000,000) shares of which Ninety Eight Million (98,000,000) shall be common stock of the par value of One Cent ($.01) per share (hereinafter called the "Common Stock") and of which Two Million (2,000,000) shares shall be preferred stock of the par value of One Dollar ($1.00) per share (hereinafter called the "Preferred Stock")."

SECOND: That thereafter, pursuant to Section 228 of the Delaware General Corporation Law, as amended, a written consent of 67.49 % of the outstanding shares of Common Stock at the close of business on May 2, 2008, in lieu of and without a meeting, without prior notice and without a vote, was duly executed, wherein stockholders owning more than the necessary number of shares as required by statute voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

FIFTH:  Except as amended hereby, the Restated Certificate of Incorporation of LaPolla Industries, Inc., as it has been amended from time to time, is hereby ratified and approved.

IN WITNESS WHEREOF, said LAPOLLA INDUSTRIES, INC. has caused this certificate to be signed by Michael T. Adams, EVP, an Authorized Officer, this 10th day of June, 2008.

LAPOLLA INDUSTRIES, INC.

BY:	/s/ Michael T. Adams, EVP
TITLE OF OFFICER:	Executive Vice President